FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

MAR 3 0 1999

No. C14301-94

Dean Heller

DEAN HELLER, SECRETARY OF STATE

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF [illegible]E CO.

Pursuant to the applicable provisions of the Nevada Business Corporations Act, Arianne Co. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The present name of the Corporation is Arianne Co.

SECOND: The following amendments to its Articles of Incorporation were adopted by the board of directors and by majority consent of shareholders of the Corporation in the manner prescribed by applicable law.

(1) The Article entitled **ARTICLE I - NAME**, is amended to read as follows:

ARTICLE I - NAME

The name of the corporation shall be: One E-Commerce Corporation

(2) The Article entitled **ARTICLE IV - STOCK**, is amended to read as follows:

ARTICLE IV - STOCK

Common. The aggregate number of common shares which this Corporation shall have authority to issue is 50,000,000 shares of Common Stock having a par value of $.001 per share. All common stock of the Corporation shall be of the same class, common, and shall have the same rights and preferences. Fully-paid common stock of this Corporation shall not be liable to any further call or assessment.

Preferred. The Corporation shall be authorized to issue 500,000 shares of Preferred Stock having a par value of $.001 per share and with such rights, preferences and designations determined by the board of directors.

THIRD: The Corporation has effectuated, effective with the commencement of business on Wednesday, March 31, 1999, a 1.8 to 1 forward stock split as to its shares of common stock outstanding as of the opening of business on Tuesday, March 30, 1999, which increases the outstanding shares as of that date from 416,666 shares to 750,000 shares. The forward split shall not change the number of shares of Common Stock authorized for issuance by the Corporation.

FOURTH: The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of said amendment was 5,375,000.

FIFTH: The number of sha[illegible]d for such amendments was 5,294,400 (98.5%) and no shares were voted against such amendment.

DATED this 20 day of March, 1999.

ARIANNE CO.

By: ____________________
Lisa D. Ryan, President/Secretary

VERIFICATION

STATE OF UTAH)
: ss.
COUNTY OF SALT LAKE)

The undersigned being first duly sworn, deposes and states: that the undersigned is the President of Arianne Co., that the undersigned has read the Certificate of Amendment and knows the contents thereof and that the same contains a truthful statement of the Amendment duly adopted by the board of directors and stockholders of the Corporation.

____
Lisa D. Ryan, President

STATE OF UTAH)
: ss.
COUNTY OF SALT LAKE)

Before me the undersigned Notary Public in and for the said County and State, personally appeared the President and Secretary of Arianne Co., a Nevada corporation, and signed the foregoing Articles of Amendment as her own free and voluntary acts and deeds pursuant to a corporate resolution for the uses and purposes set forth.

IN WITNESS WHEREOF, I have set my hand and seal this 20 day of March, 1999.

NOTARY PUBLIC

Notary Seal: